     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated January 26, 2021, accompanying the financial statements of Investment Grade Corporate Trust, 5-8 Year Series 10 (included in Invesco Unit Trusts, Taxable Income Series 518) as of September 30, 2020, and for each of the three years in the period ended September 30, 2020, and the financial highlights for the period from October 22, 2015 (date of deposit) through September 30, 2016 and for each of the four years in the period ended September 30, 2020, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-202987) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 26, 2021